As filed with the Securities and Exchange Commission on March 12, 2009

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AUGUSTA RESOURCE CORPORATION
(Exact name of Registrant as specified in its charter)

Canada (State or other jurisdiction of Incorporation or organization)	N/A (I.R.S. Employer Identification No.)
400 – 837 West Hastings Street Vancouver, British Columbia, Canada V6C 3N6 (Address of Principal Executive Offices)

STOCK OPTION PLAN, dated as of MAY 3, 2004 amended and restated as of June 1, 2007
(Full title of the plan)

Dorsey & Whitney LLP Republic Plaza, Suite 4700 370 Seventeenth Street Denver, CO 80202 (303) 629-3400 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares subject to outstanding options under the Plan	8,534,131	US$1.62(2) (4)	US$13,825,292	US$544
Common Shares not subject to outstanding options under the Plan	180,675	US$0.78(3)	US$140,927	US$6
Total	8,714,806	N/A	US$13,966,219	US$550

(1)	Common Shares, without par value, available for issuance by the Registrant pursuant to the Plan described herein; based on 10% of the total issued and outstanding Common Shares of the Registrant minus those Common Shares already issued upon the exercise of options under the Plan, as calculated as of March 9, 2009.
(2)	Based on the weighted average exercise price of options granted under the Plan outstanding as of the date of the filing of this registration statement.
(3)	The proposed maximum offering price per share and the registration fee were calculated in accordance with rule 457(c) and (h) based on the average of the high and low prices (US$0.83 and US$0.72, respectively) for the Registrant’s Common Shares on March 6, 2009, as quoted on the NYSE Alternext U.S.
(4)	U.S. dollar amounts are calculated based on the Bank of Canada’s daily noon exchange rate for the conversion of Canadian dollars into United States dollars on March 9, 2009. On such date the noon exchange rate was Cdn.$1.3000 = US$1.00.

This registration statement on Form S-8 registers 8,714,806 common shares, without par value (“Common Shares”), of Augusta Resource Corporation (the “Registrant”) to be issued pursuant to the exercise of options or rights granted under the Augusta Resource Corporation Stock Option Plan, adopted as of May 3, 2004, and as amended and restated as of June 1, 2007 (the “Plan”).

PART II.       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed in (a) through (c) below are incorporated by reference in this registration statement.

(a)	The Registrant’s latest annual report on Form 40-F, filed on March 4, 2008.

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the annual report incorporated by reference herein pursuant to (a) above.

(c)	The Registrant’s registration statement on Form 40-F dated July 14, 2006, registering Common Shares.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Pursuant to Section 7 of the Registrant’s Bylaws, and subject to the limitations contained in the Canada Business Corporations Act (the “CBCA”), the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, changes and expenses, including an amount paid to settle an action or satisfy a judgment, reasonable incurred by him or her in respect of any civil, criminal or administrative proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, if: (a) he or she acted honestly and in good faith with a view to the best interests of the Registrant; and (b) in the case of a criminal or administrative action that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. The Registrant shall also indemnify such person in such other circumstances as the CBCA permits or requires.

Pursuant to the form of employment agreement utilized by the Registrant, the Registrant agrees to carry Director’s and Officer’s insurance in order to protect the director or officer party to the agreement from personal liability claims arising from the lawful and ordinary course of business.

To the extent that indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted for the Registrant’s directors, officers and controlling persons, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Augusta Resource Corporation Stock Option Plan, adopted May 3, 2004, as amended and restated on June 1, 2007
5.1	Opinion of Fasken Martineau DuMoulin LLP
23.1	Consent of Ernst & Young LLP
24.1	Power of Attorney (See page 6 of this registration statement)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on this 12th day of March, 2009.

AUGUSTA RESOURCE CORPORATION

/s/ Gil Clausen
Name:	Gil Clausen
Title:	President and Chief Executive Officer

(Principal Executive Officer)

/s/ Raghunath Reddy
Name:	Raghunath Reddy
Title:	Senior Vice President and Chief Financial Officer

(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Raghunath Reddy his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Gil Clausen Gil Clausen	President, Chief Executive Officer and Director	March 12, 2009

/s/ Donald Clark Donald Clark	Vice President of Administration and Director	March 12, 2009

/s/ Richard W. Warke Richard W. Warke	Director and Executive Chairman	March 12, 2009

Tim C. Baker	Director

/s/ W. Durand Eppler W. Durand Eppler	Lead Director	March 12, 2009

/s/ Chris Jennings Chris Jennings	Director	March 12, 2009

/s/ Michael A. Steeves Michael A. Steeves	Director	March 12, 2009

Robert Wares	Director